Exhibit 10.58


                            Special Bonus Arrangement


     Subject to Mr. Kasel then being employed by L.B. Foster Company or any of its wholly owned subsidiaries (collectively the "Company"), the Company shall pay $35,750 to Mr. Kasel on each of August 10, 2006, August 10, 2007, August 10, 2008 and August 10, 2009 (or as soon thereafter as is practical but in all events no later than 2 1/2 months after the end of each applicable year) minus (for each payment) the amount, if any, by which the average closing price of the Company's common stock for all trading days from June 1 to July 31, inclusive, of the applicable year is less than $14.77/share, multiplied by 6,250. All payments shall be subject to required or appropriate withholdings.

     Mr. Kasel shall not be entitled to any payments hereunder if, for any reason, he is not employed by the Company on the date a payment is due. Mr. Kasel's rights to any payments hereunder are not assignable or transferable. For purposes of the Company's benefit plans, all amounts received hereunder by Mr. Kasel shall be treated as employee ordinary income compensation, unless contrary to the provisions of the applicable plan.

     This arrangement does not give any right or guarantee to future employment, it being understood that Mr. Kasel remains an employee "at will". L.B. Foster Company shall have the right to construe and interpret this arrangement and its good faith interpretations and determinations shall be final and binding on all parties.




                             Effective May 24, 2006

                             L.B. Foster Company

                             By: /s/ Stan L. Hasselbusch
                                 -----------------------
                                 Chief Executive Officer, pursuant
                                 to 12/6/05 authorization by Board
                                 of Directors.